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                                                                     EXHIBIT 2.1





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                      STOCK PURCHASE AND MERGER AGREEMENT

                                    between

                      BUILDERS WAREHOUSE ASSOCIATION, INC.

                                      and

                          SCITEQ COMMUNICATIONS, INC.


                              Dated: March 1, 1996

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                               TABLE OF CONTENTS

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STOCK PURCHASE AND MERGER AGREEMENT.......................................    1

ARTICLE I - ACQUISITION OF THE CORPORATION................................    1
        1.01.  Purchase and Sale..........................................    1
        1.02.  Purchase Price.............................................    2
        1.03.  The Merger.................................................    2
        1.04.  Certificate of Incorporation...............................    2
        1.05.  By-Laws....................................................    2
        1.06.  Directors and Officers.....................................    2
        1.07.  Effective Time.............................................    2
        1.08.  Effect of Merger...........................................    3
        1.09.  Additional Actions.........................................    3
        1.10.  Conversion of Shares.......................................    4
        1.11.  Additional Consideration...................................    4
        1.12.  Market Value...............................................    4
        1.13.  Conversion of Options......................................    4
        1.14.  Cash Contribution to Corporation...........................    5

ARTICLE II - ADDITIONAL TRANSACTIONS......................................    5
        2.01.  Rights in BWAI Stock.......................................    5
        2.02.  Acquisition of BWAI Stock..................................    5
        2.03.  Restrictive Legend.........................................    6
        2.04.  Receipt of Information.....................................    6
        2.05.  Accredited Investor Status.................................    6
        2.06.  Registration Rights........................................    6

ARTICLE III - REPRESENTATIONS AND WARRANTIES OF THE
              SHAREHOLDERS AND OPTIONHOLDERS..............................    7
        3.01.  Valid Corporate Existence; Qualification...................    7
        3.02.  Capitalization.............................................    7
        3.03.  Subsidiaries...............................................    8
        3.04.  Consents...................................................    8
        3.05.  Binding Nature of Agreement; Title to Shares...............    8
        3.06.  Financial Statements.......................................    8
        3.07.  Liabilities................................................    9
        3.08.  Action Since Balance Sheet Date............................    9
        3.09.  Adverse Developments.......................................    9
        3.10.  Taxes......................................................   10
        3.11.  Ownership of Assets........................................   10
        3.12.  Insurance..................................................   11
        3.13.  Litigation, Compliance with Law............................   11
        3.14.  Real Property..............................................   11
        3.15.  Agreements and Obligations; Performance....................   12
        3.16.  Condition of Assets........................................   13
        3.17.  Accounts Receivable........................................   13
        3.18.  Permits and Licenses.......................................   13
        3.19.  Banking Arrangements.......................................   13
        3.20.  Interest in Assets.........................................   14
        3.21.  Salary Information.........................................   14
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        3.22.  Employee Benefit Plans.....................................   14
        3.23.  No Breach..................................................   16
        3.24.  Brokers....................................................   17
        3.25.  Labor Discussions..........................................   17
        3.26.  Change of Name.............................................   17
        3.27.  Backlog....................................................   17
        3.28.  Environmental..............................................   17

ARTICLE IV - REPRESENTATIONS AND WARRANTIES OF BWAI.......................   18
        4.01.  Organization...............................................   18
        4.02.  No Breach..................................................   18
        4.03.  Authority for and Binding Nature of Agreement..............   18
        4.04.  Brokers....................................................   18
        4.05.  Public Reports.............................................   19
        4.06.  BWAI Stock.................................................   19
        4.07.  Acquisition of BWAI Stock..................................   19
        4.08.  Receipt of Information.....................................   19
        4.09.  Accredited Investor Status.................................   20

ARTICLE V - PRE-CLOSING COVENANTS.........................................   20
        5.01.  Access.....................................................   20
        5.02.  Conduct of Business........................................   20
        5.03.  Insurance..................................................   20
        5.04.  Liabilities................................................   20
        5.05.  Preservation of Business...................................   20
        5.06.  Financial Statements.......................................   21
        5.07.  No Breach..................................................   21
        5.08.  No Negotiations............................................   21

ARTICLE VI - CONDITIONS PRECEDENT TO THE OBLIGATIONS
             TO BWAI TO CLOSE.............................................   21
        6.01.  Representations and Warranties.............................   21
        6.02.  Covenants..................................................   21
        6.03.  No Action..................................................   21
        6.04.  Consents, Licenses and Permits.............................   22
        6.05.  Certificate................................................   22
        6.06.  Opinion....................................................   22
        6.07.  Employment and Consulting Agreements.......................   22
        6.08.  No Material Adverse Change.................................   22

ARTICLE VIII - CONDITIONS PRECEDENT TO THE OBLIGATION
               OF THE SHAREHOLDERS AND OPTION
               HOLDERS TO CLOSE...........................................   22
        7.01.  Representations and Warranties.............................   22
        7.02.  Covenants..................................................   23
        7.03.  No Actions.................................................   23
        7.04.  Certificates...............................................   23

ARTICLE VIII - CLOSING....................................................   23
        8.01.  Location...................................................   23
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         8.02.  Items to be Delivered by the
                Shareholders and Optionholders.............................   23
         8.03.  Items to be Delivered by BWAI..............................   24

ARTICLE IX -    SURVIVAL OF REPRESENTATIONS; INDEMNIFICATION...............   24
         9.01.  Survival...................................................   24
         9.02.  Indemnification............................................   24
         9.03.  Defense of Claims..........................................   25
         9.04.  Tender of Shares...........................................   25

ARTICLE X -     TERMINATION AND WAIVER.....................................   26
        10.01.  Termination................................................   26
        10.02.  Waiver.....................................................   26

ARTICLE XI -    MISCELLANEOUS PROVISIONS...................................   27
        11.01.  Expenses...................................................   27
        11.02.  Confidential Information...................................   27
        11.03.  Modification, Termination or Waiver........................   27
        11.04.  Publicity..................................................   27
        11.05.  Notices....................................................   27
        11.06.  Binding Effect and Assignment..............................   28
        11.07.  Entire Agreement...........................................   28
        11.08.  Schedules..................................................   28
        11.09.  Governing Law..............................................   28
        11.10.  Counterparts...............................................   29
        11.11.  Section Headings...........................................   29
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
                      STOCK PURCHASE AND MERGER AGREEMENT

        AGREEMENT made as of the 1 day of March 1996, by and between Builders Warehouse Association, Inc., a Colorado corporation ("BWAI") and Sciteq Communications, Inc., a Nevada corporation ("Newco"), both having an address at 1800 Stewart Street, Santa Monica, California 90404, Sciteq Electronics, Inc., a California corporation (the "Corporation") having an address at 4775 Viewridge Avenue, San Diego, California 92123, the shareholders of the Corporation listed on Schedule 1.01 (the "Shareholders") and the optionholders of the Corporation listed on Schedule 1.01 (the "Optionholders").

        WHEREAS, the Shareholders are the owners of 504,343 shares of common stock, without par value (the "Common Stock") and 132,241 shares of preferred stock, without par value (the "Preferred Stock") (collectively, the "Shares"), of Corporation which constitutes all of the issued and outstanding shares of capital stock of the Corporation as of the date hereof; and

        WHEREAS, the Optionholders are the owners of options (the "Options") to purchase 151,250 shares of the Corporation's Common Stock; and

        WHEREAS, Raytheon Company ("Raytheon"), one of the Shareholders, desires to sell to BWAI, and BWAI desires to acquire from Raytheon, the Shares owned by Raytheon upon the terms and subject to the conditions set forth herein; and

        WHEREAS, the Shareholders other than Raytheon (the "Non-Raytheon Shareholders") wish to receive in exchange for their Shares in the merger of the Corporation with Newco shares of BWAI's common stock (the "BWAI Stock") on the terms and subject to the conditions set forth in this Agreement; and

        WHEREAS, in connection with such merger, the Optionholders wish to exchange the Options for options to acquire BWAI Stock, on the terms and subject to the conditions set forth in this Agreement;

        NOW, THEREFORE, in consideration of the mutual agreements recited herein, the parties agree as follows:

                                   ARTICLE I
                         ACQUISITION OF THE CORPORATION

        1.01. PURCHASE AND SALE. Subject to the terms and conditions of this Agreement, and in reliance on the representa-tions and warranties set forth herein, on the Closing Date, as defined herein,
(a) Raytheon will sell, transfer and deliver to BWAI, and BWAI shall acquire from Raytheon, all of the shares of Common Stock and Preferred Stock of the Corporation as are set forth opposite Raytheon's name on Schedule 1.01, (collectively, the "Raytheon Shares"), free and clear of all liens, pledges, encumbrances, charges and claims thereon. Certificates evidencing the Shares shall be either duly endorsed in blank or accompanied by appropriate stock powers endorsed in blank. Such certificates shall also be accompanied by evidence satisfactory to BWAI of Raytheon's payment of any applicable transfer taxes.

        1.02. PURCHASE PRICE. In consideration of the sale, transfer, and delivery of the Raytheon Shares by Raytheon to BWAI, on the Closing Date, BWAI will pay to Raytheon the sum of Six Hundred Thousand Dollars ($600,000) by wire transfer of immediately available funds (the "Purchase Price").

        1.03. THE MERGER. In accordance with the provisions of this Agreement and the General Corporation Law of the State of California (the "GCL"), on the Closing Date, Newco will be merged with and into the Corporation (the "Merger"), and Newco shall be the surviving corporation in the Merger (hereinafter sometimes called the "Surviving Corporation"), shall continue its corporate existence under the laws of the State of Nevada, and shall be a wholly-owned subsidiary of BWAI. At the Effective Time, the separate existence of the Corporation shall cease. The name of the Surviving Corporation shall be changed to "SCITEQ Electronics, Inc." By signing this Agreement, each non-Raytheon Shareholder hereby consents to the Merger.

        1.04. CERTIFICATE OF INCORPORATION. The Certificate of Incorporation of Newco, as in effect immediately prior to the Closing Date, shall be the Certificate of Incorporation of the Surviving Corporation until thereafter amended as provided by law.

        1.05. BY-LAWS. The By-Laws of Newco, as in effect immediately prior to the Closing Date, shall be the By-Laws of the Surviving Corporation until thereafter amended as provided by law.

        1.06. DIRECTORS AND OFFICERS. The directors of Newco immediately prior to the Closing Date shall, after the Effective Time, be the directors of the Surviving Corporation. The officers of Newco immediately prior to the Closing Date shall, after the Closing Date, be the officers of the Surviving Corporation. Each director and officer of the Surviving Corporation shall hold office in accordance with the Certificate of Incorporation and By-Laws of the Surviving Corporation.

        1.07. EFFECTIVE TIME. The Merger shall become effective at the time of filing of a certificate of merger (substantially in the form of Exhibit 1.06 annexed hereto) with the Secretary of State of the State of California in accordance with

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the provisions of Section 1103 of the GCL (the "Certificate of Merger"). The
Certificate of Merger shall be filed at the time of the Closing.

        1.08. EFFECT OF MERGER. Upon consummation of the Merger, the Surviving Corporation shall thereupon and thereafter possess all the rights, privileges, powers and franchises, including those of a public as well as of a private nature, of each of Newco and the Corporation (collectively, the "Constituent Corporations"), and be subject to all the restrictions, disabilities and duties of each of the Constituent Corporations; and all of the rights, privileges, powers and franchises of each of the Constituent Corporations, and all property, real, personal and mixed, and all debts due to either of the Constituent Corporations on whatever account, as well for stock subscriptions as for all other choses in action or belonging to each of the Constituent Corporations shall be vested in the Surviving Corporation; and all property, rights, privileges, powers and franchises and all and every other interest shall be thereafter as effectually the property of the Surviving Corporation as they were of the several and respective Constituent Corporations; and the title to any real estate, vested by deed or otherwise, under the laws of California or elsewhere in either of the Constituent Corporations, shall not revert or be in any way impaired by reason of the Merger; but all rights of creditors and all liens upon any property as of the Effective Time of either of the Constituent Corporations shall be preserved unimpaired, and all debts, liabilities and duties of each of the Constituent Corporations as of the Effective Time shall thenceforth attach to the Surviving Corporation, and may be enforced against it to the same extent as if said debts, liabilities and duties had been incurred or contracted by it.

        1.09. ADDITIONAL ACTIONS. If, at any time after the Effective Time, the Surviving Corporation shall believe or be advised that any further assignments or assurances in law or any other acts are necessary or desirable
(a) to vest, perfect or confirm, of record or otherwise, in the Surviving Corporation, title to and possession of any property or right of either Constituent Corporation acquired or to be acquired by reason of, or as a result of, the Merger, or (b) otherwise to carry out the purposes of this Agreement, either Constituent Corporation and its proper officers and directors shall be deemed to have granted to the Surviving Corporation an irrevocable power of attorney to execute and deliver all such proper deeds, assignments and assurances in law and to undertake all such acts necessary or desirable to vest, perfect or confirm, of record or otherwise, such property or rights in the Surviving Corporation and otherwise to carry out the purposes of this Agreement; and the proper officers and directors of the Surviving Corporation are fully authorized in the name of either Constituent Corporation or otherwise to take any and all such action.

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        1.10.   CONVERSION OF SHARES. In consideration of the Merger, all of the Shares held by the Non-Raytheon Shareholders will be exchanged for that number of shares of BWAI Stock as has a market value (defined in Section 1.13) equal to One Million Nine Hundred Ninety Three Thousand Five Hundred Seventy-Eight Dollars ($1,993,578) on the Closing Date.

        1.11. ADDITIONAL CONSIDERATION. As additional consideration for the Non-Raytheon Shares exchanged in the Merger, BWAI shall issue additional shares of BWAI Stock to the Non-Raytheon Shareholder not later than February 15, 1997, provided that the surviving Corporation's net income before tax for the year ending December 31, 1996 ("Pre-Tax Income") is greater than $500,000. BWAI will issue $2,000,000 in market value of BWAI Stock to the Non-Raytheon Shareholders if Pre-Tax Income is equal to or greater than $750,000, and a pro rata amount of $2,000,000 to the extent Pre-Tax Income is equal to or greater than $750,000, and a pro rata amount of $2,000,000 to the extent Pre-Tax Income is greater than $500,000) (i.e., $8.00 of BWAI Stock for each $1.00 of Pre-Tax Income in excess of $500,000). By way of example, if Pre-Tax Income were $600,000, BWAI would issue $800,000 in market value of BWAI Stock to the Non-Raytheon Shareholders. BWAI will issue any BWAI Stock to the Shareholders under this Section 1.11 pro-rata to the respective holdings of the Shareholders set forth on Schedule 1.01. Pre-Tax Income shall be computed in a manner consistent with the past practice for the Corporation on a stand-alone basis and shall not include any changes or other similar costs for corporate overhead of BWAI or other similar costs resulting from purchase accounting with respect to the transactions contemplated by this Agreement. The amount of Pre-Tax Income shall be certified by BWAI's independent certified public accountants. In the event that Non-Ratheon Shareholders holding a majority of the Non-Raytheon Shares shall object to such determination of Pre-Tax Income, they may request review of such determination by a "Big 6" accounting firm other than Deloitte & Touche. In the event that Pre-Tax Income following such review remains unchanged, is reduced or is increased by less than $37,500, the costs of such accounting review shall be borne by the requesting Non-Raytheon Shareholders pro rata and, in the event that Pre-Tax Income is increased by $37,500 or more, the costs of such accounting review shall be borne by BWAI.

        1.12. MARKET VALUE. For purposes of this Agreement, the market value of the BWAI Stock shall be the average closing bid and asked prices of such stock as reported by NASDAQ for the ten (10) trading days preceding the applicable payment date (eg., the Closing Date in the case of Section 1.10).

        1.13. CONVERSION OF OPTIONS. In connection with the Merger, all of the Options will be exchanged by the Optionholders with BWAI, which will issue options to purchase BWAI Stock ("BWAI Options") to the Optionholders. The BWAI Options will apply to shares of BWAI Stock having a market value equal to $708,922 and will have an exercise price per share of BWAI Stock of (a) $302,500 divided by (b) the number of BWAI Option issued pursuant to this


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
Section 1.13, and will include similar provisions regarding exercise and termination.

        1.14. Cash Contribution to Corporation. BWAI shall, at Closing, provide the Corporation with $200,000 cash working capital and allow payments of $20,000 per month commencing one (1) month following the Closing Date to reimburse certain employees of the Corporation for past wages in arrears to a maximum of $200,000 in the aggregate as accrued on the Corporation's financial statements. Each employee entitled to such payments shall deliver to the Corporation prior to Closing a letter acknowledging the amount of past wages due to him or her and agreeing to be paid such amounts in a manner consistent with the first sentence of this Section 1.14.

                                   ARTICLE II
                            ADDITIONAL TRANSACTIONS

        2.01. Rights in BWAI Stock. Each of the Non-Raytheon Shareholders and Optionholders who have exercised their BWAI Options shall have the right, commencing on the first anniversary of the Closing Date and terminating ten
(10) days thereafter, to tender to BWAI any of the shares of BWAI Stock issued to him or her pursuant to Section 1.10 or 1.11 of this Agreement and be paid an amount equal to the market value of such stock as of the Closing Date. BWAI will make such payment by check within thirty (30) days after the first anniversary of the Closing Date. A Shareholder's or Optionholder's rights under this Section 2.01 will expire when exercised by written notice to BWAI, accompanied by the certificate(s) representing the BWAI Stock to be redeemed, which notice is received by BWAI within ten (10) days after the first anniversary of the Closing Date.

        2.02. Acquisition of BWAI Stock. Each Shareholder and Optionholder represents and warrants that the BWAI Stock to be acquired by him pursuant to the terms of this Agreement is being acquired for his own account, with no intention of assigning any participation or interest therein, and without a view to the distribution of any portion thereof, except in accordance with the Securities Act of 1933, as amended (the "Act") and as security for a loan, line of credit or similar borrowing from a financial institution. Each Shareholder and Optionholder will not sell, assign, transfer or encumber any of such shares unless (i) a registration statement under the Act with respect thereto is in effect and the prospectus included therein meets the requirements of Section 10 of the Act, or (ii) a non-action letter is obtained from the staff of the Commission in respect of such proposed sale, assignment, transfer or encumbering, or (iii) BWAI has received a written opinion of counsel reasonably satisfactory to BWAI that, after an investigation of the relevant facts, such counsel is of the opinion that such proposed sale, assignment, transfer or encumbering does not require registration under the Act.

        Each Shareholder and Optionholder understands that the BWAI Stock is not being registered under the Act and must be held indefinitely unless it is subsequently registered thereunder or an exemption from such registration is available. Each Shareholder and Optionholder understands that, except as otherwise provided in this Agreement, the BWAI Stock is not being registered under the Act in part on the grounds that the issuance thereof is exempt under
Section 4(2) of the Act as a transaction by an issuer not involving any public offering; that BWAI's reliance on such exemption is predicated in part on the foregoing representation and warranty of each Shareholder and Optionholder and that in the view of the Commission, the statutory basis for the exemption claimed would not be present if, notwithstanding such representation and warranty, any Shareholder or Optionholder contemplates acquiring any of the BWAI Stock for sale upon the occurrence or non-occurrence of some predetermined event.

        2.03. RESTRICTIVE LEGEND. Each Shareholder understands that BWAI will have an appropriate stop order placed on its records indicating the existence of the terms of this Agreement, and that the certificates representing BWAI's Stock shall bear the following legend:

        "THE SHARES EVIDENCED BY THIS CERTIFICATE HAVE
        NOT BEEN REGISTERED UNDER THE SECURITIES ACT
        OF 1933, AS AMENDED, AND MAY BE SOLD, TRANS-
        FERRED OR ENCUMBERED ONLY PURSUANT TO AN
        EFFECTIVE REGISTRATION STATEMENT UNDER THE
        SECURITIES ACT OF 1933, AS AMENDED, PURSUANT
        TO A NO-ACTION LETTER FROM THE STAFF OF THE
        SECURITIES AND EXCHANGE COMMISSION OR PURSUANT
        TO AN OPINION OR COUNSEL SATISFACTORY TO THE
        COMPANY THAT SUCH REGISTRATION IS UNNECESSARY."

        2.04. RECEIPT OF INFORMATION. Each Shareholder and Optionholder, by delivering the Shares or Options owned by him at the Closing pursuant to
Section 8.02 of this Agreement, shall be deemed without further action of any kind to have acknowledged receipt of all information required to be delivered to him with respect to the transactions contemplated by this Agreement pursuant to Regulation D promulgated by the Securities and Exchange Commission (the "Commission") under the Securities Act of 1933, as amended ("Regulation D").

        2.05. ACCREDITED INVESTOR STATUS. Each Shareholder and Optionholder represents and warrants to BWAI that he is an accredited investor, as defined in Regulation D, except as disclosed on Schedule 2.05.

        2.06. REGISTRATION RIGHTS. BWAI hereby agrees to prepare and file, at its expense, a registration statement with the

Commission on or before August 31, 1996 for all the BWAI Stock to be issued pursuant to this Agreement.

                                  ARTICLE III
               REPRESENTATIONS AND WARRANTIES OF THE SHAREHOLDERS
                               AND OPTIONHOLDERS

        Each Non-Raytheon Shareholder and Optionholder, severally for himself or itself alone, makes the following representations and warranties to BWAI. Raytheon hereby makes only the representations and warranties contained in
Section 3.05 and no others. BWAI, in executing, delivering and consummating this Agreement, has relied and will rely upon the correctness and completeness of each of such representations and warranties:

        3.01. VALID CORPORATE EXISTENCE; QUALIFICATION. The Corporation is a corporation duly organized, validly existing and in good standing under the laws of the State of California. The Corporation has the corporate power to carry on its business as now conducted and to own its assets. The Corporation is duly qualified to conduct business and is in good standing as a foreign corporation in those jurisdictions set forth on Schedule 3.01, which are the only jurisdictions in which the Corporation is required to qualify in order to own its assets or properties or to carry on its business as now conducted (except for such jurisdictions where the failure to so qualify would not have a material adverse effect on the Company), and there has not been any claim by any other jurisdiction to the effect that the Corporation is required to qualify or otherwise be authorized to do business as a foreign corporation therein (except for such jurisdictions where the failure to so qualify would not have a material adverse effect on the Company). The copies of the Corporation's Certificate of Incorporation (certified by the Secretary of State of California) and By-Laws (certified by the Corporation's secretary), as amended to date, which have been delivered to BWAI, are true and complete copies of those documents as now in effect. The minute books of the Corporation contain accurate records of all material meetings of its Board of Directors, Executive Committee of the Board, if any, and shareholders since its incorporation, and accurately reflect all transactions authorized therein in all material respects.

        3.02. CAPITALIZATION. The authorized capital stock of the Corporation consists of 1,000,000 shares of Common Stock, without par value, of which 504,343 shares are issued and outstanding, and 1,000,000 shares of Preferred Stock, without par value, of which 132,241 shares are issued and outstanding. All of such shares of Common Stock and Preferred Stock are duly authorized and validly issued and outstanding, fully paid and nonassessable. Except for the Options, there are no subscriptions, options, warrants, rights or calls or other commitments or agreements to which the Corporation or any of the Shareholders is a party or by which any of such persons is bound, calling for the issuance, transfer, sale or other disposition of any class of securities of the Corporation. Other than the Preferred Stock referred to above and the Options, there are no outstanding securities of the Corporation convertible or exchangeable, actually or contingently, into shares of Common Stock or any other securities of the Corporation.

        3.03. SUBSIDIARIES. There are no corporations, partnerships or other business entities controlled by the Corporation. As used herein, "controlled by" means (i) the ownership of not less than 50% of the voting securities or other interests of a corporation, partnership or other business entity, or (ii) the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a corporation, partnership or other business entity, whether through the ownership of voting shares, by contract or otherwise. The Corporation has not made any investments in, nor does it own, any of the capital stock of, or any other proprietary interest in, any other corporation, partnership or other business entity.

        3.04. CONSENTS. All requisite consents of governmental and other regulatory agencies, foreign or domestic, and of other parties required to be received by or on the part of the Corporation, the Subsidiaries or any of the Shareholders and Optionholders to enable the Shareholders and Optionholders to enter into and carry out this Agreement in all material respects have been, or prior to the Closing will have been, obtained.

        3.05. BINDING NATURE OF AGREEMENT; TITLE TO SHARES. This Agreement constitutes each Shareholder's and Optionholder's valid and binding obligation and is enforceable in accordance with its terms. The execution, delivery and performance of this Agreement by Raytheon Company has been approved by all necessary corporate action on its part. The Shareholders are, and at the Closing will be, the sole record and beneficial owners of their respective Shares, free and clear of all manner of liens, charges, encumbrances, and claims. Each Shareholder at the Closing will have good and marketable title to his respective Shares in the amount set forth opposite his name on Schedule 1.01, and has, and at the Closing will have, the absolute and unqualified right to sell, transfer and deliver such Shares to BWAI. The delivery of the Shares to BWAI at the Closing pursuant to the provisions of this Agreement will transfer valid title thereto, free and clear of all manner of liens, charges, encumbrances and claims.

        3.06. FINANCIAL STATEMENTS. The books of account of the Corporation fairly reflect its income, expenses, assets and liabilities in all material respects. The audited financial statements of the Corporation for the year ended December 31, 1994 and the unaudited financial statements for the year ended December 31, 1995 and the two (2) months ended February 29, 1996 fairly present the financial position of the Corporation as of the said dates and the results of its operations for such fiscal years and period and, except as set forth therein, were prepared in conformity with generally accepted accounting principles consistently applied throughout the periods covered thereby.

        3.07. LIABILITIES. Except as set forth on Schedule 3.07, as at February 29, 1996, (the "Balance Sheet Date"), the Corporation had no material debts, liabilities or obligations, contingent or absolute, other than those debts, liabilities and obligations reflected or reserved against the Corporation's Balance Sheet at the Balance Sheet Date (the "Balance Sheet") or arising after the Balance Sheet Date in the ordinary course of the Corporation's business.

        3.08. ACTION SINCE BALANCE SHEET DATE. Except as otherwise expressly provided or set forth in, or required by, this Agreement or as set forth in
Schedule 3.08, since the Balance Sheet Date, the Corporation has not: (i) issued or sold, or agreed to issue or sell any of its capital stock, options, warrants, rights or calls to purchase such stock, any securities convertible or exchangeable into such capital stock or other corporate securities, or effected any subdivision or other recapitalization affecting its capital stock; (ii) incurred any material obligation or liability, absolute or contingent, except those arising in the ordinary and usual course of its business; (iii) discharged or satisfied any lien or encumbrance, except in the ordinary and usual course of business, or paid or satisfied any liability, absolute or contingent, other than liabilities as of the Balance Sheet Date and current liabilities incurred since the Balance Sheet Date and current liabilities incurred since Balance Sheet Date in the ordinary and usual course of business;
(iv) made any wage or salary increases or granted any bonuses other than wage and salary increases and bonuses granted in accordance with its normal salary increase and bonus policies; (v) mortgaged, pledged or subjected to any lien or other encumbrance any of its properties or assets, or permitted any of its property or assets to be subjected to any lien or other encumbrance, except in the ordinary and usual course of business; (vi) sold, assigned or transferred any of its properties or assets, except in the ordinary and usual course of business; (vii) entered into any transaction except in the ordinary course of its business; (viii) waived any rights of substantial value, or cancelled, modified or waived any indebtedness for borrowed money held by it, except in the ordinary and usual course of business; (ix) declared, paid or set aside any dividends or other distributions or payments on its capital stock, or redeemed or repurchased, or agreed to redeem or repurchase, any shares of its capital stock; (x) made any loans or advances to any person, or assumed, guaranteed, endorsed or otherwise became responsible for the obligations of any person; or
(xi) incurred any indebtedness for borrowed money (except for endorsement, for collection or deposit of negotiable instruments received in the ordinary and usual course of business).

        3.09. ADVERSE DEVELOPMENTS. Except as otherwise expressly provided or set forth in, or required by, this Agreement, since the Balance Sheet Date, to the best knowledge of the

Shareholders and the Optionholders, there have been no changes in the properties, operations or financial condition of the Corporation, and no event has occurred other than in the ordinary and usual course of business which could be reasonably expected to have a materially adverse effect upon the business of the Corporation.

        3.10. TAXES. The Shareholders have delivered to BWAI true and complete copies of the Federal income tax returns on Form 1120 of the Corporation as filed with the Internal Revenue Service for each of the fiscal years ended December 31, 1994 and 1995, respectively. Except as set forth on
Schedule 3.10, each of such returns was prepared in conformity with information contained in the books and records of the Corporation and contains no untrue statement of a material fact or omits to state any fact required to make any such return correct and complete in all material respects. All taxes, including, without limitation, income, property, sales, use, franchise, capital stock, excise, added value, employees' income withholding, social security and unemployment taxes imposed by the United States, any state or any foreign country, or by any other taxing authority, which have or may have become due or payable by the Corporation and all interest and penalties thereon, whether disputed or not, have been paid in full or adequately provided for by reserves shown in its books of account; all deposits required by law to be made by the Corporation with respect to estimated income, franchise and employees' withholding taxes have been duly made and all tax returns, including estimated tax returns, required to be filed have been duly filed. No extension of time for the assessment of deficiencies for any year is in effect. No deficiency is proposed or, to the knowledge of each of the Shareholders and Optionholders, after reasonable inquiry, threatened against the Corporation. Schedule 3.10 sets forth a list of those states in which income, franchise or sales and use tax returns were filed by the Corporation for the fiscal years ended December 31, 1994 and December 31, 1995, respectively.

        3.11. OWNERSHIP OF ASSETS. Except as set forth in Schedule 3.11, the Corporation owns outright, and has good and marketable title to all of their respective assets, properties and business (including all assets reflected in the Balance Sheet, except as the same may have been disposed of in the ordinary course of business since the Balance Sheet Date), free and clear of all liens, mortgages, pledges, conditional sales agreements, restrictions on transfer or other encumbrances or charges (collectively, the "Encumbrances") except for Encumbrances arising by operation of law rather than by grant of the Corporation (for example, tax liens and mechanics liens) in the ordinary course of the Corporation's business for liabilities reflected in the Balance Sheet and not more than $25,000 in the aggregate. Schedule 3.11 sets forth a true and complete list and brief description of all patents, copyrights, trademarks, trade names and other similar intangible assets which are either owned by the Corporation or in which it has an interest. Except as set forth on Schedule 3.11, no other person, firm or corporation has any proprietary or other interest in any such intangible assets. Such assets so owned or leased are, in the reasonable business judgment of each of the Shareholders and Optionholders, sufficient to permit the Corporation to conduct its business as now conducted in all material respects. Except as set forth on Schedule 3.11, the Corporation is not a party to or bound by any license or agreement requiring the payment to any person, firm or corporation of any royalty. None of the Shareholders or Option-holders, after reasonable inquiry, knows, or has reasonable grounds to know of any violation by others of the trademark, trade name or patent rights of the Corporation. The Corporation is not infringing upon any patent, copyright, trade name or trademark or otherwise is violating the rights of any third party with respect thereto, and no proceedings have been instituted or, to the knowledge of each of the Shareholders and Optionholders, after reasonable inquiry, are threatened, and no claim has been received by the Corporation or any Shareholder or Optionholders alleging any such violation.

        3.12. INSURANCE. Schedule 3.12 sets forth a list and brief description of all policies of fire, liability and other forms of insurance held by the Corporation and the Subsidiaries as of the date hereof. Except as set forth in Schedule 3.12, such policies are valid, outstanding and enforceable policies, as to which premiums have been paid currently. Except as set forth on Schedule 3.12, none of the Shareholders, after reasonable inquiry, knows of any state of facts, or of the occurrence of any event which might reasonably form the basis for any claim exceeding $25,000 against the Corporation not fully covered by insurance for liability on account of any express or implied warranty or tortious omission of commission.

        3.13.    LITIGATION, COMPLIANCE WITH LAW. Except as set forth on
Schedule 3.13, there are no actions, suits, proceedings or governmental investigations relating to the Corporation or to any of its properties, assets or businesses pending or, to the knowledge of each of the Shareholders and Optionholders, after reasonable inquiry, threatened, or any order, injunction, award or decree outstanding against the Corporation or against or relating to any of its properties, assets or businesses. Except as set forth in Schedule 3.13, to the best knowledge of the Shareholders and the Optionholders, the Corporation is not in violation or any law, regulation, ordinance, order, injunction, decree, award or other requirement of any governmental body, court or arbitrator relating to its properties, assets or business which violation could have a material adverse effect on the Corporation.

        3.14. REAL PROPERTY. Schedule 3.14 sets forth a brief description of all real property which is owned by, or leased to the Corporation, including all material structures located hereon. The Corporation owns outright the fee simple title in and to the real properties shown on Schedule 3.14 as being owned by it, free and clear of all claims, liens, mortgages, charges, or encumbrances of any nature whatsoever, except as otherwise described on Schedule

3.14. The real property leases described on Schedule 3.14 that relate to the leased properties described therein are now in full force and effect, and all material amounts payable thereunder have been paid. Except as set forth on
Schedule 3.14, none of such leases could reasonably be expected to result in material liability for restoration of premises. All uses of such owned or leased property by the Corporation conform, in all material respects, to all applicable building and zoning ordinances, laws, and regulations and, in the case of leased property, to all terms of the leases relating thereto.

        3.15. AGREEMENTS AND OBLIGATIONS; PERFORMANCE. Except as listed and briefly described on Schedule 3.15 (the "Listed Agreements"), the Corporation is not a party to, or bound by any: (i) written or oral agreement or other contractual commitment, understanding or obligation which involves aggregate payments or receipts in excess of $25,000; (ii) contract, arrangement, commitment or understanding which involves aggregate payments or receipts in excess of $25,000 that cannot be cancelled on thirty (30) days or less notice without penalty or premium or any continuing obligation or liability; (iii) contractual obligation or contractual liability of any kind to the Shareholders; (iv) contract, arrangement, commitment or understanding with its customers or any officer, employee, shareholder, director, representative or agent thereof for the repurchase of products, sharing of fees, the rebating of charges to such customers, bribes, kickbacks from such customers or other similar arrangements; (v) contract for the purchase or sale of any materials, products or supplies which contain, or which commits or will commit it for a fixed term; (vi) contract of employment with any officer or employee not terminable at will without penalty or premium or any continuing obligation of liability, (vii) deferred compensation, bonus or incentive plan or agreement not cancelable at will without penalty or premium or any continuing obligation or liability; (viii) management or consulting agreement not terminable at will without penalty or premium or any continuing obligation or liability; (ix) lease for real or personal property (including borrowings thereon), license or royalty agreement; (x) union or other collective bargaining agreement; (xi) agreement, commitment or understanding relating to the indebtedness for borrowed money; (xii) contract involving aggregate payments or receipts of $25,000 or more which, by its terms, requires the consent of any party thereto to the consummation of the transactions contemplated hereby; (xiii) contract containing covenants limiting the freedom of the Corporation to engage or compete in any line or business or with any person in any geographical area;
(xiv) contract or opinion relating to the acquisition or sale of any business;
(xv) voting trust agreement or similar shareholders' agreement; (xvi) other contract, agreement, commitment or understanding which materially affects any of its properties, assets or business, whether directly or indirectly, or which was entered into other than in the ordinary course of business. Except as set forth on Schedule 3.15, the Corporation has not during the last 36 months entered into any of the types of contracts, arrangements, commit-ments or understandings with any of its suppliers or customers referred to in item (iv) of this Section 3.15. A true and correct copy of each of the written listed Agreements, has been and delivered to BWAI. The Corporation has in all material respects performed all obligations required to be performed by it to date under all of the Listed Agreements, is not in default in any material respect under any of the Listed Agreements and has received no notice of any default or alleged default thereunder which has not heretofore been cured or which notice has not heretofore been withdrawn. None of the Shareholders or Optionholders, after reasonable inquiry, knows of any material default under any of the Listed Agreements by any other party thereto or by any other person, firm or corporation bound thereunder.

        3.16. CONDITION OF ASSETS. Except for normal breakdowns and servicing requirements, substantially all machinery and equipment regularly used by the Corporation in the conduct of its business is in reasonably good operating condition and repair, ordinary wear and tear excepted. The inventories of the Corporation are accurately reflected on the Corporation's financial statements in all material respects in accordance with generally accepted accounting principles.

        3.17. ACCOUNTS RECEIVABLE. To the knowledge of each of the Shareholders and Optionholders, after due inquiry, except as set forth on
Schedule 3.17, all of the accounts receivable reflected in the books of account of each of the Corporation and the Subsidiaries in accordance with generally accepted accounting principles and arose in the ordinary course of its business, from the sale of services or goods.

        3.18. PERMITS AND LICENSES. Schedule 3.18 sets forth all permits, licenses, orders, franchises and approvals from all federal, state, local and foreign governmental regulatory bodies held by the Corporation. The Corporation has all permits, licenses, orders and approvals of all federal, state, local and foreign governmental or regulatory bodies required of it to carry on its business as presently conducted in all material respects; all such other permits, licenses, orders, franchises and approvals are in full force and effect, and to the knowledge of each of the Shareholders, after reasonable inquiry, no suspension or cancellation or any of such other permits, licenses, etc. is threatened; and the Corporation and the Subsidiaries are each in compliance in all material respects with all requirements, standards and procedures of the federal, state, local and foreign governmental bodies which have issued such permits, licenses, orders, franchises and approvals. Said
Schedule 3.18 also sets forth a brief description of all vans, automobiles, trucks or other vehicles owned or leased by each of the Corporation and the Subsidiaries and the state of title thereof.

        3.19. BANKING ARRANGEMENTS. Schedule 3.19 sets forth the name of each bank in or with which the Corporation has an account, credit line or safety deposit box, and a brief description of each such account, credit line or safety deposit box including the names of all persons currently authorized to draw thereon or having access thereto, and the names of all persons, if any, now holding powers of attorney from the Corporation and a summary statement of the terms thereof.

        3.20. INTEREST IN ASSETS. Except as set forth on Schedule 3.20, no Shareholder or Optionholder nor any member of his family nor any affiliate of a Shareholder or Optionholder, owns any property or rights, tangible or intangible, including without limitation technology and intellectual property rights, used in or related, directly or indirectly, to the respective businesses of the Corporation and its Subsidiaries.

        3.21. SALARY INFORMATION. Schedule 3.21 contains a list of the names and current salary rates of and bonus commitments to all present officers of the Corporation, and the names and current annual salary rates of all other persons employed by the Corporation whose annual salaries exceeds $10,000.00.

        3.22. EMPLOYEE BENEFIT PLANS. Schedule 3.22 includes a list of all of the "pension" and "welfare" benefit plans (within the respective meanings of sections 3(2) and 3(1) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA")) maintained by the Corporation or to which it makes employer contributions with respect to its employees, a complete and correct copy of each of which has been delivered to BWAI. There are not vested and unfunded benefits under any such plans.

        3.22.1. All of the pension and profit sharing plans maintained by the Corporation (herein collectively referred to as the "Pension Plans") are listed in Part A of Schedule 3.22. Each of the Pension Plans has received a favorable determination letter as to its qualification under section 401(a) of the Internal Revenue Code of 1986, as amended (the "Code") (including, but not limited to, amendments made by ERISA), nothing has occurred with respect to any such Pension Plan which would cause the loss of such qualification, and the Corporation has delivered to BWAI true and correct copies of all such determination letters.

        3.22.2. All of the pension plans not maintained by the Corporation but to which it makes employer contributions with respect to its employees (herein collectively referred to as the "Other Pension Plans"), are listed in Part B of
Schedule 3.22. Each of the Other Pension Plans is a multi-employer plan (within the meaning of section 3(37) of ERISA), but the Corporation is not a substantial employer (within the meaning of section 4001(a)(2) of ERISA) with respect to any of the Other Pension Plans.

        3.22.3. All contributions required by law or required under the Pension Plans with respect to plan years ended prior to the Closing Date shall have been made on or prior to the Closing

Date by the Corporation. With regard to the current plan year of each of the Other Pension Plans, all contributions required to meet the employer contribution obligations of the Corporation, under Section 412 of the Code,
Part 3 of Title I(B) of ERISA, such other Pension Plan or any applicable collective bargaining agreement, with respect to that portion of the current plan year ending on the Closing Date, shall have been made on or prior to the Closing Date by the Corporation.

        3.22.4. No Pension Plan or related trust has terminated, and no "reportable event" (within the meaning of section 4043(b) of ERISA) has occurred with respect to either any of the Pension Plans of the participation of the Corporation in any of the Other Pension Plans, other than the transactions contemplated by this Agreement, since the effective date of ERISA.

        3.22.5. None of the Pension Plans which are subject to provisions of
Section 412 of the Code or Part 3 of Title I(B) of ERISA or their related trusts has incurred any "accumulated funding deficiency" (within the meanings of Section 412(a) of the Code and section 302 of ERISA) since the effective date of ERISA.

        3.22.6. The Corporation has not incurred any liability (except for required premium payments, which premium payments have been made for plan years ended prior to the Closing Date, to the Pension Benefit Guaranty Corporation) with respect to the Pension Plans.

        3.22.7. All of the welfare plans maintained by the Corporation or to which it makes employer contributions with respect to its employees (herein collectively referred to as the "Welfare Plans") are listed in Part C of
Schedule 3.22. There are no actions, suits or claims, pending or threatened, and the Shareholders and Optionholders, after reasonable inquiry, have no knowledge of any facts which could give rise to any actions, suits or claims against any of the Pension Plans, or (with respect to the participation of the Corporation therein) against any of the Other Pension or Welfare Plans, or against the Corporation with respect to any thereof.

        3.22.8. The Corporation has satisfied in all material respects all reporting and disclosure requirements applicable to it under ERISA, and the Department of Labor and Internal Revenue Service regulations promulgated thereunder, with respect to all of the Pension and Welfare Plans, and the Corporation will deliver to BWAI prior to the Closing Date true and complete copies of the most recently filed and disclosed Forms EBS-1, Forms 5500 and 5500-C (with exhibits), 1976 "ERISA Notices" and summary plan description for the Pension and Welfare Plans.

        3.22.9. None of the Pension and Welfare Plans or any of their related trusts, nor the Corporation or any trustee, administrator or other "party in interest" or "disqualified person"

(within the meaning of section 3(14) of ERISA or section 4975(e)(2) of the Code, respectively) with respect to the Plans, has engaged in any "prohibited transaction" (within the meaning of section 408 of ERISA or section 4975(c)(23) or (d) of the Code), with respect to the participation of the Corporation therein, which could subject any of the Pension or Welfare Plans or related trusts, or any trustee, administrator or other fiduciary of the Plan, or the Corporation or BWAI, or any other party dealing with the Plans, to the penalties or excise tax imposed on prohibited transactions by section 502(i) or ERISA or section 4975 of the Code.

        3.22.10. The Trustees of each of the Pension Plans have completed their required annual accountings for the plan years ended December 31, 1995, such accountings accurately reflect the financial positions of the Pension Plans as at such date, and true and complete copies of the Trustees' reports or schedules of such accountings have been delivered to BWAI.

        3.23. NO BREACH. Neither the execution and delivery of this Agreement nor compliance by the Corporation and each of the Shareholders Optionholders with any of the provisions hereof nor the consummation of the transactions contemplated hereby, will:

                 (a) violate or conflict with any provision of the Certificate of Incorporation or By-Laws of the Corporation;

                 (b) violate or, alone or with notice of the passage of time, result in the material breach or termination of, or otherwise give any contracting party the right to terminate, or declare a material default under, the terms of any agreement or other document or undertaking, oral or written to which the Corporation or any Shareholder or Optionholder is a party or by which any of them or any of their respective properties or assets may be bound (except for such violations, conflicts, breaches or defaults as to which required waivers or consents by other parties have been, or will, prior to the Closing, be, obtained or which will not have a material adverse effect on the Corporation);

                 (c) result in the creation of any lien, security interest, charge or encumbrance upon any of the properties or assets of the Corporation or any of the Subsidiaries pursuant to the terms of any such agreement or instrument;

                 (d) violate any judgment, order, injunction, decree or award against, or binding upon, any of the Corporation, the Subsidiaries or any Shareholder or upon their respective properties or assets; or

                 (e) violate any law or regulation of any jurisdiction relating to either of the Corporation or any of the Subsidiaries or any of their respective securities, assets or properties.

        3.24. BROKERS. All negotiations relative to this Agreement and the transactions contemplated hereby have been carried on directly with BWAI by the Corporation and the Shareholders and Optionholders without the intervention of any broker, finder, investment banker or other third party except for JHM Executive Alliance and another party (collectively, the "Brokers") to be paid by BWAI. Neither the Corporation nor any of the Shareholders or Optionholders has engaged, consented to, or authorized any broker, finder, investment banker or other third party to act on his or its behalf, directly or indirectly, as a broker or finder in connection with the transaction contemplated by this Agreement other than the Brokers.

        3.25. LABOR DISCUSSIONS. Except with respect to the agreements listed in Schedule 3.15 pursuant to Section 3.15(x), the Corporation is not, and during the past three years has not been, involved in any labor discussions with any unit or group seeking to become the bargaining unit for any of its employees. With respect to said Agreements, Schedule 3.15 sets forth a description of the status thereof, including any demands or proposals with respect to the renewal, extension or replacement thereof.

        3.26. CHANGE OF NAME. The Corporation has not conducted business under any name during the past three (3) years except those set forth on
Schedule 3.27.

        3.27. BACKLOG. Schedule 3.27 sets forth as of February 29, 1996, the name, aggregate contract price, revenues received to date and balance remaining upon all orders then in progress or under contract.

        3.28. ENVIRONMENTAL. As used in this Agreement, the term "Hazardous Materials" shall mean any waste material which is regulated by any state or local governmental authority in the states in which the Corporation conducts business, or the United States Government, including, but not limited to, any material or substance which is (i) defined as "hazardous waste," "hazardous material," "hazardous substance," "extremely hazardous waste" or "restricted hazardous waste" under any provision of California law, (ii) petroleum, (iii) asbestos, (iv) designated as "hazardous substance" pursuant to Section 311 of the Clean Water Act, 33 U.S.C. 1251 et seq. (33 U.S.C. 1321) or listed pursuant to Section 307 of the Clean Water Act (33 U.S.C. 1317), (v) defined as a "hazardous waste" pursuant to Section 1004 of the Resource Conservation and Recovery Act, 42 U.S.C. 6901 et seq. (42 U.S.C. 6901), or (vi) defined as a "hazardous substance" pursuant to Section 101 of the Comprehensive Environmental Response, Compensation, and Liability Act, 42 U.S.C. 9601 et seq. (42 U.S.C. 9601). Except as set forth on Schedule 3.27, the current operations of the Corporation and its current and, to the best knowledge of the Shareholders and the Optionholders, its past use comply and then complied in all material respects with all applicable laws and governmental regulations including all applicable federal, state and local laws, ordinances, and regulations pertained to air and water quality, Hazardous Materials, waste, disposal or other environmental matters, including the Clean Water Act, the Clean Air Act, the Federal Water Pollution Control Act, the Solid Waste Disposal Act, the Resource Conservation Recovery Act, the Comprehensive Environmental Response, Compensation and Liability Act, and the statutes, rules, regulations and ordinances or the state, city and country in which the Corporation's property is located.

                                   ARTICLE IV
                     REPRESENTATIONS AND WARRANTIES OF BWAI

        BWAI makes the following representations and warranties to each of the Shareholders and Option holders, and the Shareholders and Optionholders, in executing this Agreement, have relied and will rely on the correctness and completeness of such representations and warranties:

        4.01. ORGANIZATION. BWAI is a corporation, duly organized, validly existing and in good standing under the laws of the State of Colorado, and has the corporate power to carry on its business as now conducted and to own its assets.

        4.02. NO BREACH. The execution and delivery of this Agreement by BWAI and the consummation of the transactions contemplated hereby will not violate any provision of the Certificate of Incorporation or By-Laws of BWAI or any judgment, order, injunction, decree or award against, or binding upon, BWAI or upon its properties or assets.

        4.03. AUTHORITY FOR AND BINDING NATURE OF AGREEMENT. All corporate and other proceedings required to be taken by or on behalf of BWAI including, without limitation, all actions required to be taken by its Board of Directors, to authorize BWAI to enter into and carry out this Agreement will have been duly and properly taken at or prior to the Closing Date. This Agreement has been duly executed and delivered by BWAI and is valid and binding upon BWAI in accordance with its terms.

        4.04. BROKERS. All negotiations relative to this Agreement and the transactions contemplated hereby have been carried on directly with the Corporation and the Shareholders and Optionholders by BWAI without the intervention of any broker, finder, investment banker or other third party other than the "Brokers". BWAI has not engaged, consented to, or authorized any broker, finder, investment banker or third party to act on its behalf, directly or indirectly, as a broker or finder in connection with the transactions contemplated by this Agreement other than the "Brokers", and BWAI agrees to indemnify each of the Shareholders and Optionholders against, and to hold each of them harmless from, any claim for brokerage or similar commission or other compensation which may be made against any Shareholder by any third party in connection with the transactions contemplated hereby, which claim is based upon any action by BWAI.

        4.05. PUBLIC REPORTS. BWAI has filed with the Commission all reports required to be filed pursuant to the Securities Exchange Act of 1934, as amended. Such reports are accurate and complete in all material respects.

        4.06 BWAI STOCK. The BWAI Stock to be issued under this Agreement has been duly authorized and reserved for issuance and, when issued in accordance with this Agreement, will be validly issued and outstanding, fully paid and non-assessable.

        4.07 ACQUISITION OF BWAI STOCK. BWAI represents and warrants to the Shareholders that the Shares to be acquired by it pursuant to the terms of this Agreement are being acquired for its own account, with no intention of assigning any participation or interest therein, and without a view to the distribution of any portion thereof, except in accordance with the Securities Act of 1933, as amended (the "Act"). BWAI will not sell, assign, transfer or encumber any of such shares unless (i) a registration statement under the Act with respect thereto is in effect and the prospectus included therein meets the requirements of Section 10 of the Act, or (ii) a no-action letter is obtained from the staff of the Commission in respect of such proposed sale, assignment, transfer or encumbering, or (iii) BWAI has received a written opinion of counsel reasonably satisfactory to BWAI that, after an investigation of the relevant facts, such counsel is of the opinion that such proposed sale, assignment, transfer or encumbering does not require registration under the Act.

        BWAI understands that the shares are not being registered under the Act and must be held indefinitely unless they are subsequently registered thereunder or an exemption from such registration is available. BWAI understands that, except as otherwise provided in this Agreement, the Shares are not being registered under the Act in part on the grounds that the issuance thereof is exempt under Section 4(2) of the Act as a transaction by an issuer not involving any public offering; that the shareholders' reliance on such exemption is predicated in part on the foregoing representation and warranty of BWAI and that in the view of the Commission, the statutory basis for the exemption claimed would not be present if, notwithstanding such representation and warranty, BWAI contemplates acquiring any of the Shares for sale upon the occurrence of non-occurrence of some predetermined event.

        4.08 RECEIPT OF INFORMATION. BWAI acknowledges receipt of all information required to be delivered to it with respect to the transactions contemplated by this Agreement pursuant to Regulation D.

        4.09. ACCREDITED INVESTOR STATUS. BWAI Optionholder represents and warrants to the Shareholders that it is an accredited investor, as defined in Regulation D.

                                   ARTICLE V
                             PRE-CLOSING COVENANTS

        The Non-Raytheon Shareholders, jointly and severally, hereby covenant that, from and after the date hereof, and until the Closing or earlier termination of this Agreement:

        5.01. ACCESS. The Corporation shall afford to the officers, attorneys, accountants and other authorized representatives of BWAI free and full access, during regular business hours and upon reasonable notice, to the books, records, personnel and properties of the Corporation (including, without limitation, the work papers prepared by the Corporation's auditors) so that BWAI may have full opportunity to make such review, examination and investigation as it may desire of their respective businesses and affairs. The Corporation will cause its employees, accountants and attorneys to cooperate fully with said review, examination and investigation and to make full disclosure to BWAI of all material facts affecting their respective financial conditions and business operations.

        5.02. CONDUCT OF BUSINESS. The Corporation shall conduct its business only in the ordinary and usual course and make no material change in any of their policies without the prior written consent of BWAI.

        5.03. INSURANCE. The Corporation shall maintain in force the insurance policies listed on Schedule 3.12, except to the extent that they may be replaced with equivalent policies at the same or lower rates approved by BWAI.

        5.04. LIABILITIES. The Corporation shall not incur any obligation or liability, absolute or contingent, except for those incurred in the ordinary and usual course of its business; nor shall it pay any obligation or liability other than: (i) the foregoing obligations and liabilities, (ii) debts, liabilities, and obligations set forth in the Balance Sheet; (iii) debts, liabilities and obligations arising after the Balance Sheet Date in the ordinary course of their respective businesses; and (iv) debts, liabilities and obligations under the contracts, agreements, past practices, arrangements, relationships, documents and instruments listed, described or contained in this Agreement or in the Schedules annexed to this Agreement.

        5.05. PRESERVATION OF BUSINESS. The Shareholders will use their best efforts to preserve the Corporation's business organization intact, to keep available the services of their present officers, employees and consultants (except as BWAI may otherwise approve), and to preserve its goodwill.

        5.06. FINANCIAL STATEMENTS. The Shareholders will provide BWAI with such unaudited financial statements of the Corporation up to and including the Closing Date as BWAI may reasonably request.

        5.07. NO BREACH. The Shareholders and Optionholders will each (i) use his best efforts to assure that all of his representations and warranties contained herein are true in all material respects of the Closing as if repeated at and occur with respect to any of its covenants, representations or warranties contained herein that has not been cured by the Closing; (ii) not voluntarily take any action or do anything which will cause a material breach of or default respecting such covenants, representations or warranties; and
(iii) promptly notify BWAI of any event or fact which represents or is like to cause such a breach or default.

        5.08. NO NEGOTIATIONS. Neither the Corporation nor any of its officers or directors nor any of the Shareholders or Optionholders shall enter into or conduct negotiations, or enter into any agreement or understanding, for the sale or possible sale of any securities of the Corporation of the business or the assets of the Corporation, with anyone other than BWAI unless the Closing shall not have occurred by May 31, 1996.

                                   ARTICLE VI
            CONDITIONS PRECEDENT TO THE OBLIGATIONS TO BWAI TO CLOSE

        The obligations of BWAI to enter into and complete the Closing is subject to the fulfillment, prior to or on the Closing Date, of each of the following conditions, any one or more of which may be waived by BWAI (except when the fulfillment of such condition is a requirement of law).

        6.01. REPRESENTATIONS AND WARRANTIES. All representations and warranties of the Shareholders and Optionholders contained in this Agreement and in any written statement (including financial statements), exhibit, certificate, schedule or other document delivered pursuant hereto or in connection with the transactions contemplated hereby shall be true and correct in all material respects as at the Closing Date, as if made at the Closing and as of the Closing Date.

        6.02. COVENANTS. The Shareholders and Optionholders shall have performed and complied in all material respects with all covenants and agreements required by this Agreement to be performed or complied with by them prior to or at the Closing.

        6.03. NO ACTION. No action, suit, proceeding or investigation shall have been instituted, and be continuing before a court or before or by a governmental body or agency, and be unresolved, to restrain or to prevent or to obtain damages in respect of, the carrying out of the transactions contemplated hereby, or which might materially and adversely affect the right of BWAI to consummate the Merger or to operate or control the assets, properties and business of the Corporation after the Closing Date, or which might have a materially adverse effect thereon.

        6.04. CONSENTS, LICENSES AND PERMITS. The Corporation, the Shareholders, the Optionholders and BWAI shall have each obtained all consents, licenses and permits of third parties necessary for the performance by each of them of all of their respective obligations under this Agreement, and such other consents, if any, to prevent (i) agreements of the Corporation from terminating, the termination of which, in the aggregate, would have a material adverse effect on the business, financial condition or assets of the Corporation, or (ii) any material indebtedness of any of the Corporation from becoming due or being subject to becoming due with the passage of time or on notice as a result of the performance of this Agreement, any other provisions of this Agreement to the contrary notwithstanding.

        6.05. CERTIFICATE. BWAI shall have received a certificate dated the Closing Date, signed by each of the Shareholders and Optionholders as to the satisfaction of the conditions contained in Section 6.01 and 6.02.

        6.06. OPINION. BWAI shall have received the written opinion of the Shareholders' counsel, dated the Closing Date, in form and substance satisfactory to BWAI and its counsel to the effect set forth on Schedule 6.06 hereto.

        6.07. EMPLOYMENT AND CONSULTING AGREEMENTS. The Corporation shall have entered into employment agreements with Bar-Giora Goldberg and Anthony Mauro and a consulting and non-competition agreement with William Lennartz, which agreements will be substantially in the form of Exhibit 6.07 to this Agreement.

        6.08 NO MATERIAL ADVERSE CHANGE. There shall have been no materially adverse change at the Closing Date in the business, assets and properties or financial status of the Corporation since the Balance Sheet Date.

                                  ARTICLE VIII
                   CONDITIONS PRECEDENT TO THE OBLIGATION OF
                  THE SHAREHOLDERS AND OPTIONHOLDERS TO CLOSE

        The obligation of the Shareholders and Optionholders to enter into and complete the Closing is subject to the fulfillment, prior to or on the Closing Date, of each of the following conditions, any one or more of which may be waived by the Shareholders and Optionholders (except when the fulfillment of such condition is a requirement of law).

        7.01 REPRESENTATIONS AND WARRANTIES. All representations and warranties of BWAI contained in this Agreement and in any written statement, schedule or other document delivered pursuant hereto or in connection with the transactions contemplated hereby shall be true and correct in all material respects as at the Closing Date, as if made at the Closing and as of the Closing Date.

        7.02. COVENANTS. BWAI shall have performed and complied in all material respects with all covenants and agreements required by this Agreement to be performed or complied with by it prior to or at the Closing.

        7.03. NO ACTIONS. No action suit, proceedings, or investigation shall have been instituted, and be continuing, before a court or before or by a governmental body or agency, or have been threatened, and be unresolved, by any governmental body or agency to restrain or prevent, or obtain damages in respect of, the carrying out of the transactions contemplated hereby.

        7.04. CERTIFICATES. The Shareholders shall have received a certificate of BWAI, dated the Closing Date, signed by the President or any Vice President of BWAI as to the satisfaction of the conditions contained in Sections 7.01 and 7.02.

                                  ARTICLE VIII
                                    CLOSING

        8.01. LOCATION. The Closing provided for herein shall take place at the office of Greenbaum, Rowe, Smith, Ravin & Davis, 99 Wood Avenue South, Woodbridge, New Jersey at 10:00 o'clock a.m. on May 17, 1996 or at such other time and place as may be mutually agreed to by the parties hereto. Such date is referred to in this Agreement as the "Closing Date."

        8.02. ITEMS TO BE DELIVERED BY THE SHAREHOLDERS AND OPTIONHOLDERS. At the Closing, the Shareholders and Optionholders will deliver or cause to be delivered to BWAI:

                (a) Certificates representing the Shares in accordance with
Section 1.01 or 1.10 hereof, accompanied by all instruments and documents as in the opinion of BWAI's counsel shall be necessary to effect the cancellation of the Shares, free and clear of all manner of liens, pledges, encumbrances, charges and claims thereon;

                (b) The Options, along with appropriate instruments of transfer duly endorsed;

                (c) The Certificate of Merger;

                (d) The certificates required by Section 6.05;

                (e) The opinion of the Shareholders' and Optionholders' Counsel as required by Section 6.06;

                (f) The resignation of the Corporation's officers and directors; and

                (g) Such other certified resolutions, documents and certificates as are required to be delivered by the Corporation and the Shareholders and the Optionholders pursuant to the provisions of this Agreement.

        8.03. ITEMS TO BE DELIVERED BY BWAI. At the Closing, BWAI will deliver or cause to be delivered to the Shareholders:

                (a) The Purchase Price in accordance with Section 1.02 hereof;

                (b) The Certificate of Merger;

                (c) The certificates representing the BWAI Stock to be issued pursuant to Section 1.10;

                (d) The BWAI Options;

                (e) The certificate required by Sections 7.04; and

                (f) Such other certified resolutions, documents and certificates as are required to be delivered by BWAI pursuant to the provisions of this Agreement.

                                   ARTICLE IX
                  SURVIVAL OF REPRESENTATIONS; INDEMNIFICATION

        9.01. SURVIVAL. The parties hereto agree that their respective representations, warranties, covenants and agreements contained in this Agreement shall survive the Closing for a term of eighteen (18) months with the exception of those regarding taxes set forth in Section 3.10 which shall survive until the expiration of the respective periods within which such taxes may be assessed.

        9.02. INDEMNIFICATION. (a) It is expressly agreed and understood that Raytheon is not providing and shall not under any circumstances be deemed to have provided indemnification to any party (nor shall Raytheon have any obligation or liability to join in any such indemnification) in connection with any representation, warranty, covenant or agreement contained in this Agreement except as to the matters relating to Raytheon's ownership of the Shares set forth in Section 3.05 hereof. The non-Raytheon Shareholders and Optionholders, pro rata to their respective shareholdings and optionholdings set forth on
Schedule 1.01, agree to save, defend and indemnify BWAI against and hold it harmless from any and all liabilities, of every kind, nature and description, fixed or contingent (including, without limitation, counsel fees and expenses in connection with any action, claim or proceeding relating to such liabilities) (collectively, "Damages") arising out of any transaction or event commencing or occurring on or prior to the

Closing Date, which is not fully disclosed or provided for in the Balance Sheet, this Agreement or the several exhibits hereto, including, without limitation, any tax liabilities to the extent not so reflected or reserved against the Balance Sheet.

                (b) Anything herein to the contrary notwithstanding, "Damages" with respect to any breach or claim under this Article IX hereof shall be strictly out-of-pocket costs, out-of-pocket expenses and out-of-pocket deficiencies arising out of, based upon or otherwise in respect of the breach or claim, and interest on such costs, expenses and deficiencies.

                (c) The Shareholders and Optionholders shall not be liable under this Article IX for any Damages until the amount otherwise due any other party entitled to indemnification hereunder exceeds Seventy-Five Thousand Dollars ($75,000) plus, solely for the purpose of the FEL receivable, the amount by which Pre-Tax Income exceeds $750,000 in the aggregate, in which case the Shareholders and Optionholders will be liable to the Buyer for all such amounts in excess of Seventy-Five Thousand Dollars. The liability of the Shareholders and Optionholders for indemnification shall be several among the Shareholders and Optionholders and each Shareholder and Optionholder shall be liable only for such pro rata portion of the amount in excess of said $75,000 of indemnity as shall equal their pro rata interest as set forth on Schedule
1.01. In no event shall the liability of any Shareholder or Optionholder under this Article IX exceed the market value (valued as of the issuance date in accordance with Section 1.12 of this Agreement) of any BWAI Stock or BWAI Options (less the exercise price of such Options) issued pursuant to this Agreement to such Shareholder or Optionholder. In no event shall Raytheon have any liability under this Article IX.

        9.03. DEFENSE OF CLAIMS. BWAI agrees to notify the Shareholders and Optionholders with reasonable promptness of any claim asserted against it in respect of which the Shareholders and Optionholders, or any of them, may be liable under this Agreement, which notification shall be accompanied by a written statement setting forth the basis of such claim and the manner of calculation thereof. The Shareholders and Optionholders shall have the right to defend any such claim at their own expense and with counsel of their choice; provided, however, that such counsel shall have been approved by BWAI prior to engagement, which approval shall not be unreasonably withheld, or delayed; and provided further, that BWAI may participate in such defense, if it so chooses, with its own counsel and at its own expense.

        9.04. TENDER OF SHARES. At the option of a Shareholder or Optionholder, he or she may satisfy any indemnification obligation under this Agreement by tendering, in lieu of cash, shares of BWAI Stock having a market value at the time of tender equal to the amount of the indemnification obligation.

                                   ARTICLE X
                             TERMINATION AND WAVIER

        10.01. TERMINATION. Anything herein or elsewhere to the contrary notwithstanding, this Agreement may be terminated and the transactions provided for herein abandoned at any time prior to the Closing Date:

                (a) By mutual consent of BWAI and the Shareholders and Optionholders;

                (b) By BWAI if any of the conditions set forth in Article VI hereof shall not have been fulfilled on or prior to May 31, 1996, or shall become incapable of fulfillment at any time, and shall not have been waived;

                (c) By the Shareholders and Optionholders if any of the conditions set forth in Article VII hereof shall not have been fulfilled on or prior to May 31, 1996, or shall have become incapable of fulfillment at any time, and shall not have been waived;

                (d) By BWAI if any material legal action or proceeding shall have been instituted or threatened seeking to restrain, prohibit, invalidate or otherwise affect the consummation of the transactions contemplated by this Agreement which makes it inadvisable, in the judgment of BWAI, to consummate same.

        In the event that this Agreement is terminated as described above, this Agreement shall be void and of no force and effect, without any liability or obligation on the part of any of the parties hereto except for any liability which may arise pursuant to Section 11.02.

        10.02. WAIVER. Any condition to the performance of the Shareholders and Optionholders or BWAI which legally may be waived on or prior to the Closing Date may be waived at any time by the party entitled to the benefit thereof by action taken or authorized by an instrument in writing executed by the relevant party or parties. The failure of any party at any time or times to require performance of any provision hereof shall in no manner affect the right of such party as a later time to enforce the same. No waiver by any party of the breach of any term, covenant, representation or warranty contained in this Agreement as a condition to such party's obligations hereunder shall release or affect any liability resulting from such breach, and no waiver of any nature, whether by conduct or otherwise, in any one or more instances, shall be deemed to be or construed as a further or continuing waiver of any such condition or of any breach of any other term, covenant, representation or warranty of this Agreement.

                                   ARTICLE XI
                            MISCELLANEOUS PROVISIONS

        11.01. EXPENSES. Each of the parties hereto shall bear its own expenses in connection herewith. However, at the Closing, BWAI shall cause the Corporation to pay the attorneys' fees related to this Agreement, not to exceed $25,000, and the fees of the Brokers.

        11.02. CONFIDENTIAL INFORMATION. Each party agrees that such party and its representatives will hold in strict confidence all information and documents received from the other parties and, if the transactions herein contemplated shall not be consummated, each party will continue to hold such information and documents in strict confidence and will return to such other party all such documents (including the documents annexed to this Agreement) then in such receiving party's possession without retaining copies thereof: provided, however, that each party's obligations under this Section 11.02 to maintain such confidentiality shall not apply to any information or documents that are in the public domain at the time furnished by the others or that become in the public domain thereafter through any means other than as a result of any act of the receiving party or of its agents, officers, directors or shareholders which constitutes a breach of this Agreement, or that are required by applicable law to be disclosed.

        11.03. MODIFICATION, TERMINATION OR WAIVER. This Agreement may be amended, modified, superseded or terminated, and any of the terms, covenants, representations, warranties or conditions hereof may be waived, but only by a written instrument executed by the party waiving compliance. The failure of any party at any time or times to require performance of any provision hereof shall in no manner affect the right of such party at a later time to enforce the same.

        11.04. PUBLICITY. The parties agree that no publicity release or other public announcement concerning the transactions contemplated by this Agreement shall be issued by either party without the advance approval of both the form and substance of the same by the other party and its counsel, which approval, in the case of any publicity, release or other public announcement required by applicable law, shall not be unreasonably withheld or delayed.

        11.05. NOTICES. Any notice or other communication required or which may be given hereunder shall be in writing and either be delivered personally or by reputable overnight delivery service, or be mailed, certified or registered mail, postage prepaid, as follows:

                If to the Shareholders or Optionholders, to:

                the addresses set forth on Schedule 1.01

                With a copy to:

                Latham & Watkins
                701 B Street, Suite 2100
                San Diego, California 92101
                Attention: Thomas A. Edwards

                and if to BWAI, to:

                1800 Stewart Street
                Santa Monica, California 90402

                With a copy to:

                Greenbaum, Rowe, Smith, Ravin & Davis
                99 Wood Avenue South
                P.O. Box 5600
                Woodbridge, New Jersey 07095
                Attention:  W. Raymond Felton

        The parties may change the persons and addresses to which the notices or other communications are to be sent to it by giving written notice of any such change in the manner provided herein for giving notice.

        11.06. BINDING EFFECT AND ASSIGNMENT. This Agreement shall be binding upon and inure to the benefit of the successors and assigns of the parties hereto; provided, however, that no assignment of any rights or delegation of any obligations provided for herein may be made by any party without the express consent of the other parties, and except that BWAI may assign this Agreement to our affiliate of BWAI.

        11.07. ENTIRE AGREEMENT. This Agreement contains the entire agreement between the parties with respect to the subject matter hereof.

        11.08. SCHEDULES. All Schedules annexed hereto and the documents and instruments referred to herein or required to be delivered simultaneously herewith or at the Closing are expressly made a part of this Agreement as fully as though completely set forth herein, and all references to this Agreement herein or in any of such Schedules, documents or instruments shall be deemed to refer to and include all such Schedules, documents and instruments.

        11.09. GOVERNING LAW. This Agreement shall be governed by and construed in accordance with the laws of the State of California applicable to agreement made and to be performed entirely within that state, excluding the choice of law rules thereof.

        11.10. COUNTERPARTS. This Agreement may be executed in counterparts, each of which shall be deemed to be an original, but which together shall constitute one and the same instrument.

        11.11 SECTION HEADINGS. The section headings contained in this Agreement are inserted for conveniences of reference only and shall not affect the meaning or interpretation of this Agreement.

        WITNESS the execution of this Agreement as of the date first above written.


                                BUILDERS WAREHOUSE ASSOCIATION, INC.

                                By:       Par Chadha
                                   ----------------------------------

                                Name:     Par Chadha
                                     --------------------------------

                                Title:    Chairman
                                      -------------------------------


                                SCITEQ COMMUNICATIONS, INC.

                                By: /s/   Barry Witz
                                   ---------------------------------

                                Name:     Barry Witz
                                     -------------------------------

                                Title:    C.E.O.
                                      ------------------------------


                                SHAREHOLDERS:

                                ------------------------------------

                                ------------------------------------

                                ------------------------------------

                                ------------------------------------

                                ------------------------------------
entirely within that state, excluding the choice of law rules thereof.

        11.10. COUNTERPARTS. This Agreement may be executed in counterparts, each of which shall be deemed to be an original, but which together shall constitute one and the same instrument.

        11.11 SECTION HEADINGS. The section headings contained in this Agreement are inserted for conveniences of reference only and shall not affect the meaning or interpretation of this Agreement.

        WITNESS the execution of this Agreement as of the date first above written.


                                BUILDERS WAREHOUSE ASSOCIATION, INC.

                                By:
                                   ----------------------------------

                                Name:
                                     --------------------------------

                                Title:
                                      -------------------------------


                                SCITEQ COMMUNICATIONS, INC.

                                By:
                                   ---------------------------------

                                Name:
                                     -------------------------------

                                Title:
                                      ------------------------------


                                SHAREHOLDERS:

                                RAYTHEON COMPANY

                                By: /s/ David S. Dwelley
                                   ---------------------------------
                                   David S. Dwelley
                                   Vice President


                                ------------------------------------

                                ------------------------------------

                                ------------------------------------
and shall not affect the meaning or interpretation of this Agreement.

        11.12. FURTHER ASSURANCES. Upon the terms and subject to the conditions herein, each of the parties hereto agrees, both before and after the Closing, (a) to use all reasonable efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable to consummate and make effective the transactions contemplated by this Agreement, (b) to execute any documents, instruments or conveyance of any kind which may be reasonably necessary or advisable to carry out any of the transactions contemplated hereunder, (c) to provide access to any books and records of the Corporation necessary or advisable to determine the rights and responsibilities of the parties under this Agreement and (d) to cooperate with each other in connection with the foregoing.

        WITNESS the execution of this Agreement as of the date first above written.

                                BUILDERS WAREHOUSE ASSOCIATION, INC.

                                By:
                                   ----------------------------------

                                Name:
                                     --------------------------------

                                Title:
                                      -------------------------------


                                SHAREHOLDERS


                                -------------------------------------
                                /s/ William R. Lennartz
                                -------------------------------------

                                -------------------------------------
                                /s/ William R. Lennartz
                                -------------------------------------

                                -------------------------------------

                                -------------------------------------

                                -------------------------------------

                                -------------------------------------

                                -------------------------------------
and shall not affect the meaning or interpretation of this Agreement.

        11.12. FURTHER ASSURANCES. Upon the terms and subject to the conditions herein, each of the parties hereto agrees, both before and after the Closing, (a) to use all reasonable efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable to consummate and make effective the transactions contemplated by this Agreement, (b) to execute any documents, instruments or conveyance of any kind which may be reasonably necessary or advisable to carry out any of the transactions contemplated hereunder, (c) to provide access to any books and records of the Corporation necessary or advisable to determine the rights and responsibilities of the parties under this Agreement and (d) to cooperate with each other in connection with the foregoing.

        WITNESS the execution of this Agreement as of the date first above written.

                                BUILDERS WAREHOUSE ASSOCIATION, INC.

                                By:
                                   ----------------------------------

                                Name:
                                     --------------------------------

                                Title:
                                      -------------------------------


                                SHAREHOLDERS


                                -------------------------------------

                                /s/ William R. Lennartz
                                -------------------------------------

                                /s/ Henry Eisenson
                                -------------------------------------

                                -------------------------------------

                                -------------------------------------

                                -------------------------------------

                                -------------------------------------

                                -------------------------------------

                                -------------------------------------
and shall not affect the meaning or interpretation of this Agreement.

        11.12. FURTHER ASSURANCES. Upon the terms and subject to the conditions herein, each of the parties hereto agrees, both before and after the Closing, (a) to use all reasonable efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable to consummate and make effective the transactions contemplated by this Agreement, (b) to execute any documents, instruments or conveyance of any kind which may be reasonably necessary or advisable to carry out any of the transactions contemplated hereunder, (c) to provide access to any books and records of the Corporation necessary or advisable to determine the rights and responsibilities of the parties under this Agreement and (d) to cooperate with each other in connection with the foregoing.

        WITNESS the execution of this Agreement as of the date first above written.

                                BUILDERS WAREHOUSE ASSOCIATION, INC.

                                By:
                                   ----------------------------------

                                Name:
                                     --------------------------------

                                Title:
                                      -------------------------------


                                SHAREHOLDERS


                                -------------------------------------

                                /s/ William R. Lennartz
                                -------------------------------------

                                -------------------------------------

                                /s/ Bar-Giora Goldberg
                                -------------------------------------

                                -------------------------------------

                                -------------------------------------

                                -------------------------------------

                                -------------------------------------

                                -------------------------------------
and shall not affect the meaning or interpretation of this Agreement.

        11.12. FURTHER ASSURANCES. Upon the terms and subject to the conditions herein, each of the parties hereto agrees, both before and after the Closing, (a) to use all reasonable efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable to consummate and make effective the transactions contemplated by this Agreement, (b) to execute any documents, instruments or conveyance of any kind which may be reasonably necessary or advisable to carry out any of the transactions contemplated hereunder, (c) to provide access to any books and records of the Corporation necessary or advisable to determine the rights and responsibilities of the parties under this Agreement and (d) to cooperate with each other in connection with the foregoing.

        WITNESS the execution of this Agreement as of the date first above written.

                                BUILDERS WAREHOUSE ASSOCIATION, INC.

                                By:
                                   ----------------------------------

                                Name:
                                     --------------------------------

                                Title:
                                      -------------------------------


                                SHAREHOLDERS


                                -------------------------------------

                                /s/ William R. Lennartz
                                -------------------------------------

                                -------------------------------------

                                -------------------------------------

                                -------------------------------------

                                -------------------------------------

                                -------------------------------------

                                -------------------------------------

                                /s/ Mike Kirby
                                -------------------------------------
and shall not affect the meaning or interpretation of this Agreement.

        11.12. FURTHER ASSURANCES. Upon the terms and subject to the conditions herein, each of the parties hereto agrees, both before and after the Closing, (a) to use all reasonable efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable to consummate and make effective the transactions contemplated by this Agreement, (b) to execute any documents, instruments or conveyance of any kind which may be reasonably necessary or advisable to carry out any of the transactions contemplated hereunder, (c) to provide access to any books and records of the Corporation necessary or advisable to determine the rights and responsibilities of the parties under this Agreement and (d) to cooperate with each other in connection with the foregoing.

        WITNESS the execution of this Agreement as of the date first above written.


                                BUILDERS WAREHOUSE ASSOCIATION, INC.

                                By:
                                   -----------------------------------------

                                Name:
                                     ---------------------------------------

                                Title:
                                      --------------------------------------


                                SHAREHOLDERS:

                                /s/ John Stiska
                                -------------------------------------------

                                /s/ William R. Lennartz
                                -------------------------------------------

                                -------------------------------------------

                                -------------------------------------------

                                -------------------------------------------

                                -------------------------------------------

                                -------------------------------------------

                                -------------------------------------------

                                -------------------------------------------
and shall not affect the meaning or interpretation of this Agreement.

        11.12. FURTHER ASSURANCES. Upon the terms and subject to the conditions herein, each of the parties hereto agrees, both before and after the Closing, (a) to use all reasonable efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable to consummate and make effective the transactions contemplated by this Agreement, (b) to execute any documents, instruments or conveyance of any kind which may be reasonably necessary or advisable to carry out any of the transactions contemplated hereunder, (c) to provide access to any books and records of the Corporation necessary or advisable to determine the rights and responsibilities of the parties under this Agreement and (d) to cooperate with each other in connection with the foregoing.

        WITNESS the execution of this Agreement as of the date first above written.


                                BUILDERS WAREHOUSE ASSOCIATION, INC.

                                By:
                                   -----------------------------------------

                                Name:
                                     ---------------------------------------

                                Title:
                                      --------------------------------------


                                SHAREHOLDERS:


                                -------------------------------------------

                                /s/  William R. Lennartz
                                -------------------------------------------

                                -------------------------------------------

                                -------------------------------------------

                                /s/  Richard Keyser
                                -------------------------------------------

                                -------------------------------------------

                                -------------------------------------------

                                -------------------------------------------

                                -------------------------------------------
and shall not affect the meaning or interpretation of this Agreement.

        11.12. FURTHER ASSURANCES. Upon the terms and subject to the conditions herein, each of the parties hereto agrees, both before and after the Closing, (a) to use all reasonable efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable to consummate and make effective the transactions contemplated by this Agreement, (b) to execute any documents, instruments or conveyance of any kind which may be reasonably necessary or advisable to carry out any of the transactions contemplated hereunder, (c) to provide access to any books and records of the Corporation necessary or advisable to determine the rights and responsibilities of the parties under this Agreement and (d) to cooperate with each other in connection with the foregoing.

        WITNESS the execution of this Agreement as of the date first above written.


                                BUILDERS WAREHOUSE ASSOCIATION, INC.

                                By:
                                   -----------------------------------------

                                Name:
                                     ---------------------------------------

                                Title:
                                      --------------------------------------


                                SHAREHOLDERS:


                                -------------------------------------------

                                /s/  William R. Lennartz
                                -------------------------------------------
                                /s/  Charles E. Salik
                                -------------------------------------------

                                -------------------------------------------

                                -------------------------------------------

                                -------------------------------------------

                                -------------------------------------------

                                -------------------------------------------

                                OPTIONHOLDERS:

                                -----------------------------------------------

                                /s/ William R. Lennartz
                                -----------------------------------------------

                                /s/ A. P. Mauro
                                -----------------------------------------------

                                /s/ William R. Lennartz
                                -----------------------------------------------

                                -----------------------------------------------

                                -----------------------------------------------

                                -----------------------------------------------

                                -----------------------------------------------

                                -----------------------------------------------

                                OPTIONHOLDERS:

                                -----------------------------------------------

                                /s/ William R. Lennartz
                                -----------------------------------------------

                                /s/ Thanh Tran
                                -----------------------------------------------


                                -----------------------------------------------

                                -----------------------------------------------

                                -----------------------------------------------

                                -----------------------------------------------

                                -----------------------------------------------

                                -----------------------------------------------

                                OPTIONHOLDERS:

                                -----------------------------------------------

                                /s/ William R. Lennartz
                                -----------------------------------------------

                                /s/ Chris Hill
                                -----------------------------------------------

                                -----------------------------------------------

                                -----------------------------------------------

                                -----------------------------------------------

                                -----------------------------------------------

                                -----------------------------------------------

                                -----------------------------------------------

                                OPTIONHOLDERS:

                                -----------------------------------------------

                                /s/ William R. Lennartz
                                -----------------------------------------------

                                /s/ Philip Feinberg
                                -----------------------------------------------

                                -----------------------------------------------

                                -----------------------------------------------

                                -----------------------------------------------

                                -----------------------------------------------

                                -----------------------------------------------

                                -----------------------------------------------

                                OPTIONHOLDERS:

                                -----------------------------------------------

                                /s/ William R. Lennartz
                                -----------------------------------------------

                                /s/ Roberta Wright
                                -----------------------------------------------

                                -----------------------------------------------

                                -----------------------------------------------

                                -----------------------------------------------

                                -----------------------------------------------

                                -----------------------------------------------

                                -----------------------------------------------

                                SCITEQ ELECTRONICS, INC.


                                By: /s/ WILLIAM R. LENNARTZ
                                    -------------------------

                                Name: William R. Lennartz
                                      -----------------------

                                Title: President & C.E.O.
                                       ----------------------

                                      -31-